UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2019

CARBON BLACK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38478	55-0810166

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Winter Street
Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

(617) 393-7400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 2.02           Results of Operations and Financial Condition.

On February 20, 2019, Carbon Black, Inc. (the “Company”) issued a press release announcing its financial results for the fiscal quarter and year ended December 31, 2018. The Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Item 2.02 of the Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Mark Sullivan

On February 19, 2019, Mark Sullivan announced his intention to resign as the Company’s Chief Financial Officer, Principal Accounting Officer, Executive Vice President, Treasurer and Assistant Secretary, effective March 11, 2019 (the “Transition Date”), in connection with his retirement. Mr. Sullivan is expected to remain with the Company through June 30, 2019 to ensure a smooth transition of his duties (the “Transition Period”). The Company agreed to extend the exercise periods for each stock option awarded to Mr. Sullivan pursuant to the Company’s equity plans and any applicable option agreements or stock-based award agreements (the “Equity Documents”) that is vested as of Mr. Sullivan’s last date of employment until March 31, 2020.  As of the date hereof, any other terms of Mr. Sullivan’s retirement, including any changes to Mr. Sullivan’s compensation during or following such Transition Period, have not been determined or approved.  The Company will file an amendment to this Current Report on Form 8-K disclosing such information when it has been determined.

Appointment of Stephen Webber

On February 19, 2019, the Board of Directors of the Company elected Stephen Webber as Chief Financial Officer, Principal Accounting Officer, Executive Vice President, Treasurer and Assistant Secretary of the Company, effective as of the Transition Date.

Mr. Webber, 48, most recently served as Chief Operating Officer and Chief Financial Officer of BackOffice Associates, LLC since 2018.  He has also served as Chief Financial Officer of Cynosure, Inc. between 2016 and 2017, and Virtustream, Inc. between 2015 and 2016.  Prior to those positions, Mr. Webber held various senior finance leadership roles at EMC Corporation, including Senior Vice President of Finance, over a nearly twenty year career at that company.   He holds an M.B.A. from the F.W. Olin Graduate School of Business and a B.S. from Babson College.

In connection with Mr. Webber’s election as Chief Financial Officer,  Principal Accounting Officer, Executive Vice President, Treasurer and Assistant Secretary, the Company entered into an Offer Letter with Mr. Webber and an Employment Agreement effective February 20, 2019, which supersedes such Offer Letter (collectively, the “Employment Agreement”), establishing his compensation as summarized below.  Mr. Webber’s compensation will include, among other things: (i) a base salary of $430,000; (ii) target annual incentive compensation of 55% of such base salary. In addition, in connection with his election and subject to Board of Directors approval, Mr. Webber will be granted an equity award having an aggregate value of $3,000,000 on the date of grant, consisting of options to purchase shares of the Company’s common stock and restricted stock units and (iii) severance and change in control benefits contingent upon Mr. Webber’s agreeing to a general release of claims in favor of the Company following termination of employment. Mr. Webber’s  option award will vest over a period of four years, with 25% of the shares subject to the option vesting one year following the vesting commencement date and the remainder vesting in equal monthly installments for three years thereafter, subject to Mr. Webber’s continued employment with the Company on the applicable vesting date. Mr. Webber’s  restricted stock unit award will vest over a period of four years, with 25% of the restricted stock units vesting one year following the vesting commencement date and the remainder vesting in equal quarterly installments for three years thereafter, subject to Mr. Webber’s continued employment with the Company on the applicable vesting date. The Company expects the grant date of these awards to be on or around April 24, 2019.  The foregoing description is not complete and is qualified in its entirety by reference to the full text of Mr. Webber’s Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q to be filed by the Company with the Securities and Exchange Commission for the quarter ending March 31, 2019.

The Company will also enter into an indemnification agreement with Mr. Webber in connection with his election, which will be in substantially the same form as that entered into with the other executive officers of the Company and is incorporated herein by reference.

There are no family relationships between Mr. Webber and any director or executive officer of the Company, and other than as described in this Item 5.02, Mr. Webber has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01            Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description

99.1	Press Release of Carbon Black, Inc., dated February 20, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Carbon Black, Inc.

Dated: February 20, 2019	By:	/s/ Patrick Morley
Patrick Morley
Chief Executive Officer